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As filed with the Securities and Exchange Commission on November 5, 2003

Registration No. 333-109064

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 2
TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Worldspan, L.P.
WS Financing Corp.
(Exact name of Registrant as specified in its charter)

Delaware Delaware (State or Other Jurisdiction of Incorporation or Organization)	7374 7374 (Primary Standard Industrial Classification Code Number)	43-1537250 75-3125720 (I.R.S. Employer Identification No.)

300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
(770) 563-7400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

See Table of Additional Registrants Below

Douglas L. Abramson, Esq.
General Counsel
Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
(770) 563-7400
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

G. Daniel O'Donnell, Esq.
Geraldine A. Sinatra, Esq.
Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
(215) 994-4000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Worldspan iJet Holdings, LLC	Delaware	7374	58-2645324
Worldspan XOL LLC	Georgia	7374	58-2530483
Worldspan BBN Holdings, LLC	California	7374	58-2607622
Worldspan Digital Holdings, LLC	Delaware	7374	58-2611355
Worldspan StoreMaker Holdings, LLC	Delaware	7374	58-2611361
Worldspan Viator Holdings, LLC	Delaware	7374	58-2611356
Worldspan OpenTable Holdings, LLC	Georgia	7374	58-2611353
Worldspan South American Holdings LLC	Georgia	7374	58-2529667
Worldspan S.A. Holdings II, LLC	Georgia	7374	58-2607619

EXPLANATORY NOTE

        This Amendment No. 2 to the Form S-4 Registration Statement is being filed for the sole purpose of filing additional exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Worldspan, L.P.

        Indemnification:    Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") provides that a limited partnership may indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement. Accordingly, Article 10.2 of the Seventh Amended and Restated Agreement of Limited Partnership of Worldspan, L.P., dated as of June 30, 2003 (the "Partnership Agreement"), provides that each present and former partner, director and officer of the Partnership and any person serving at the request of any of the foregoing as an employee, agent or other representative of the Partnership, or any other person in which the Partnership has an interest (collectively, the "Indemnified Persons") will be indemnified, defended and held harmless by the Partnership from any liability, loss or damage incurred by the Indemnified Person by reason of (i) any act performed the Indemnified Person within the scope of the authority conferred upon it pursuant to the terms of the Partnership Agreement, (ii) any omission by the Indemnified Person in reliance upon the terms of the Partnership Agreement, or (iii) any acts or omissions performed in reasonable reliance on the written advice of accountants for or legal counsel to the Partnership. Indemnification shall not be available if the act or omission constituted willful misconduct or gross negligence and, in the case of an officer, if such officer did not act in good faith and in a manner such officer reasonably believed to be in or not opposed to the best interests of the Partnership. To the fullest extent permitted by law, expenses incurred by an Indemnified Person in responding to or defending any claim, demand, action, suit, investigation or proceeding shall be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit, investigation or proceeding upon receipt by the partnership of an undertaking by the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified. The Partnership may purchase insurance covering the potential liabilities of the Indemnified Persons.

        Limitation of Liability:    Except as otherwise provided in the Partnership Act, in the Partnership Agreement or any other contract of the Partnership, the general partner, and the general partner's directors and officers, will not be liable to the Partnership or any other partner for any loss, liability, damage or other expense arising from any act, omission or failure to act that was within the authority conferred by the Partnership Agreement or was based upon reasonable reliance on the advice of the accountants or legal counsel to the Partnership, except to the extent that such act, omission or failure to act arose because of its willful misconduct or gross negligence in connection with its performance of certain duties delegated under the Partnership Agreement. Except as otherwise provided in the Partnership Act, in the Partnership Agreement or any other contract of the Partnership, the directors and officers of the Partnership shall not be liable to the Partnership or any partner for any act or omission that was within the authority conferred by the Partnership Agreement except to the extent such act or omission constituted willful misconduct or gross negligence or such director or officer did not act in good faith and in a manner which that director or officer reasonably believed to be in the best interests of the Partnership.

WS Financing Corp.

        Indemnification:    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrants. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. WS Financing's bylaws provide for indemnification by WS Financing of any director or officer (as such term is defined in the bylaws) of WS Financing or a constituent corporation absorbed in a consolidation or merger, or any person who, at the request of WS Financing or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, except to the extent that such indemnification is prohibited by law. The bylaws also provide that WS Financing shall advance expenses incurred by a director or officer in defending a proceeding prior to the final disposition of such proceeding. The board of directors, by majority vote of a quorum consisting of directors not parties to the proceeding, must determine whether the applicable standards of any applicable statute have been met. The bylaws do not limit WS Financing's ability to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws. WS Financing may purchase insurance covering the potential liabilities of the directors and officers of WS Financing or any constituent corporations or any person who, at the request of WS Financing or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise.

        Limitation of Liability:    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. WS Financing's certificate of incorporation provides for such limitation of liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

        The following exhibits are filed herewith unless otherwise indicated:

2.1	Partnership Interest Purchase Agreement, dated as of March 3, 2003, among Delta Air Lines, Inc., NWA Inc., American Airlines, Inc., NewCRS Limited, Inc., Worldspan, L.P. and Travel Transaction Processing Corporation, as amended.+
3.1	Ninth Amended and Restated Certificate of Limited Partnership of Worldspan, L.P.+
3.2	Seventh Amended and Restated Agreement of Limited Partnership of Worldspan, L.P., dated as of June 30, 2003 by and between Travel Transaction Processing Corporation and WS Holdings LLC.+
3.3	Certificate of Incorporation of WS Financing Corp.+
3.4	Bylaws of WS Financing Corp.+
3.5	Amended and Restated Certificate of Incorporation of Travel Transaction Processing Corporation.+
3.6	Amended and Restated Bylaws of Incorporation of Travel Transaction Processing Corporation.+
3.7	Certificate of Formation of Worldspan iJet Holdings, LLC.+

3.8	Limited Liability Company Agreement of Worldspan iJet Holdings LLC.+
3.9	Articles of Organization of Worldspan XOL LLC.+
3.10	Limited Liability Company Agreement of Worldspan XOL LLC.+
3.11	Articles of Organization of Worldspan BBN Holdings, LLC.+
3.12	Limited Liability Company Agreement of Worldspan BBN Holdings, LLC.+
3.13	Certificate of Formation of Worldspan Digital Holdings, LLC.+
3.14	Limited Liability Company Agreement of Worldspan Digital Holdings, LLC.+
3.15	Certificate of Formation of Worldspan StoreMaker Holdings, LLC.+
3.16	Limited Liability Company Agreement of Worldspan StoreMaker Holdings, LLC.+
3.17	Certificate of Formation of Worldspan Viator Holdings, LLC.+
3.18	Limited Liability Company Agreement of Worldspan Viator Holdings, LLC.+
3.19	Articles of Organization of Worldspan OpenTable Holdings, LLC.+
3.20	Limited Liability Company Agreement of Worldspan OpenTable Holdings, LLC.+
3.21	Articles of Organization of Worldspan South American Holdings LLC.+
3.22	Limited Liability Company Agreement of Worldspan South American Holdings LLC.+
3.23	Articles of Organization of Worldspan S.A. Holdings II, LLC.+
3.24	Limited Liability Company Agreement of Worldspan S.A. Holdings II, LLC.+
4.1	Indenture, dated as of June 30, 2003, among WS Merger LLC, WS Financing Corp., the guarantors as named therein and The Bank of New York, as trustee.+
4.2	Form of 9 5/8% Senior Note Due 2011 (included in Exhibit 4.1).+
4.3
Registration Rights Agreement, dated as of June 30, 2003, by and among WS Merger LLC, WS Financing Corp., the guarantors named therein, Lehman Brothers Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.+
5.1	Opinion of Dechert LLP.*
10.1
Credit Agreement, dated as of June 30, 2003, among Travel Transaction Processing Corporation, WS Holdings LLC, Worldspan, L.P., the Several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as sole and exclusive advisor, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, Deutsche Bank Securities Inc., as syndication agent, JPMorgan Chase Bank, Citicorp North America, Inc. and Dymas Funding Company, LLC, as documentation agents, and Lehman Commercial Paper Inc., as administrative agent.+
10.2
Stockholders Agreement, dated as of June 30, 2003, among Travel Transaction Processing Corporation, Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Court Square Capital Limited, Ontario Teachers' Pension Plan Board and the other stockholders as named therein.+
10.3
Registration Rights Agreement, dated as of June 30, 2003, among Transaction Processing Corporation, Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Court Square Capital Limited, Ontario Teachers' Pension Plan Board and the other stockholders as named therein.+

10.4	Delta Founder Airline Services Agreement, dated as of June 30, 2003, by and between Delta Air Lines, Inc. and Worldspan, L.P.+†
10.5	Northwest Founder Airline Services Agreement, dated as of June 30, 2003, by and between Northwest Airlines, Inc. and Worldspan, L.P.+†
10.6	American Airlines Collateral Services Agreement, dated as of June 30, 2003, by and between American Airlines, Inc. and Worldspan, L.P.+†
10.7	Delta Marketing Support Agreement, dated as of June 30, 2003, by and between Delta Air Lines, Inc. and Worldspan, L.P.+†
10.8	Northwest Marketing Support Agreement, dated as of June 30, 2003, by and between Northwest Airlines, Inc. and Worldspan, L.P.+†
10.9	Non-Competition Agreement, dated as of June 30, 2003, by and among American Airlines, Inc., Worldspan, L.P. and Travel Transaction Processing Corporation.+
10.10	Non-Competition Agreement, dated as of June 30, 2003, by and among Delta Air Lines, Inc., Worldspan, L.P. and Travel Transaction Processing Corporation.+
10.11	Non-Competition Agreement, dated as of June 30, 2003, by and among Northwest Airlines, Inc., Worldspan, L.P. and Travel Transaction Processing Corporation.+
10.12	Consulting Agreement, dated as of June 30, 2003, by and between Worldspan, L.P. and Paul J. Blackney.+
10.13	Employment Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation, Rakesh Gangwal and Worldspan, L.P.+
10.14	Employment Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation, M. Gregory O'Hara and Worldspan, L.P.+
10.15	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Douglas L. Abramson.+
10.16	Employment Agreement, dated as of August 29, 2003, by and among Worldspan, L.P., Travel Transaction Processing Corporation and Dale Messick.+
10.17	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Dale Messick.+
10.18	Employment Agreement, dated as of August 29, 2003, by and among Worldspan, L.P., Travel Transaction Processing Corporation and Michael B. Parks.+
10.19	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Michael B. Parks.+
10.20	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Susan J. Powers.+
10.21	Advisory Agreement, dated as of June 30, 2003, by and between Worldspan, L.P. and Travel Transaction Processing Corporation.+
10.22	Advisory Agreement, dated as of June 30, 2003, by and between Travel Transaction Processing Corporation and CVC Management LLC.+

10.23
Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation, Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Court Square Capital Limited and the other investors named therein.+
10.24	Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and Ontario Teachers' Pension Plan Board.+
10.25	Management Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and Paul J. Blackney.+
10.26	Management Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and Rakesh Gangwal.+
10.27	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and Rakesh Gangwal.+
10.28	Management Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and Dale Messick.+
10.29	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and Dale Messick.+
10.30	Management Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and M. Gregory O'Hara.+
10.31	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and M. Gregory O'Hara.+
10.32	Stock Option Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and Rakesh Gangwal.+
10.33	Stock Option Agreement, dated as of June 30, 2003, between Travel Transaction Processing Corporation and M. Gregory O'Hara.+
10.34	Stock Option Agreement (one-year agreement) dated as of June 30, 2003, between Travel Transaction Processing Corporation and M. Gregory O'Hara.+
10.35	Stock Option Agreement, dated as of September 22, 2003, between Travel Transaction Processing Corporation and Dale Messick.+
10.36	Restricted Stock Subscription Agreement, dated as of September 22, 2003, by and between Travel Transaction Processing Corporation and Michael B. Parks.+
10.37	Stock Option Agreement, dated as of September 22, 2003, between Travel Transaction Processing Corporation and Michael B. Parks.+
10.38
International Business Machines Corporation Worldspan Asset Management Offering Agreement, effective July 1, 2002, among Worldspan, L.P., International Business Machines Corporation and IBM Credit Corporation, as amended.+†
10.39	Global Telecommunications Services Agreement, dated May 8, 2000, between Worldspan Services Limited and Societe Internationale de Telecommunications Aeronautiques.+
10.40	AT&T InterSpan Data Communications Services Agreement, dated February 1, 1996, between AT&T Corp. and Worldspan L.P., as amended.+
10.41	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and American Airlines, Inc., as amended.+

10.42	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Delta Air Lines Inc., as amended.+
10.43	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Northwest Airlines, Inc., as amended.+
10.44	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and United Airlines, as amended.+
10.45	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and USAir, Inc., as amended.+
10.46	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Continental Airlines, Inc., as amended.+
10.47	CRS Marketing, Services and Development Agreement, dated December 15, 1995, between Microsoft Corporation and Worldspan, L.P., as amended.†
10.48	Amended and Restated Agreement for CRS Access and Related Services dated November 1, 2001 between Orbitz, LLC and Worldspan, L.P., as amended.+†
10.49	Worldspan Subscriber Entity Agreement dated October 1, 2001 between Worldspan, L.P. and priceline.com Incorporated, as amended.†
10.50	Office Lease Agreement, dated December 6, 1995, between 300 Galleria Parkway Associates and Worldspan, L.P.+
10.51
Lease Agreement, dated February 7, 1990, between Worldspan, L.P. and Delta Air Lines, Inc., as amended by Data Center Lease Amendment, dated March 3, 2003, between Worldspan, L.P. and Delta Air Lines, Inc.+
10.52	Worldspan Executive Group Life Insurance Program.+
10.53	Worldspan Retirement Benefit Restoration Plan.+
10.54	Worldspan Executive Deferred Compensation Plan.+
10.55	2003 Executive Incentive Compensation Program (short-term and long-term plans).+
10.56	2002 Executive Incentive Compensation Program (long-term plan).+
10.57	2001 Executive Incentive Compensation Program (long-term plan).+
10.58	2000 Executive Incentive Compensation Program (long-term plan).+
10.59	Travel Transaction Processing Corporation Stock Incentive Plan.+
12.1	Computation of Ratio of Earnings to Fixed Charges.+
21.1	Subsidiaries of Worldspan, L.P.+
23.1	Consent of PricewaterhouseCoopers LLP.+
23.2	Consent of Dechert LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney.+
25.1	Statement of Eligibility of The Bank of New York as trustee, on Form T-1.+
99.1	Form of Letter of Transmittal.+
99.2	Form of Notice of Guaranteed Delivery.+
99.3	Form of Letter to Holders.+

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.+
99.5	Form of Letter to Clients.+
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.+

*
To be filed by amendment.

+
Previously filed.

†
Certain portions of this document have been omitted pursuant to a confidential treatment request.

  (b)
  Financial Statement Schedules:

        Schedules not listed below are omitted because of the absence of the conditions under which they are required or because of the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Schedule II—Valuation and Qualifying Account

		Additions
Description (In Thousands)	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Year ended December 31, 2000
Allowance for doubtful accounts	$4,792	$4,302	$—	$(199)	$8,895
Cancellation Reserve	5,907	2,052	—	—	7,959
Deferred tax asset valuation allowance	3,932	432	—	—	4,364
Year ended December 31, 2001
Allowance for doubtful accounts	$8,895	$5,140	$—	$(1,177)	$12,858
Cancellation Reserve	7,959	12,500	—	(6,028)	14,431
Deferred tax asset valuation allowance	4,364	452	—	(38)	4,778
Year ended December 31, 2002
Allowance for doubtful accounts	$12,858	$5,589	$—	$—	$18,447
Cancellation Reserve	14,431	3,250	—	(3,807)	13,874
Deferred tax asset valuation allowance	4,778	932	—	(307)	5,403
Six months ended June 30, 2003
Allowance for doubtful accounts	$18,447	$1,575	$—	$(4,377)	$15,645
Cancellation Reserve	13,874	1,563	—	(1,191)	14,246
Deferred tax asset valuation allowance	5,403	—	—	(123)	5,280

ITEM 22. UNDERTAKINGS.

  (a)
  The undersigned registrants hereby undertake:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrants hereby undertake to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 2003.

WORLDSPAN, L.P.
By:	/s/ DALE MESSICK
	Name: Title:	Dale Messick Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Rakesh Gangwal	Chairman, President & Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2003
/s/ DALE MESSICK Dale Messick	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2003
* M. Gregory O'Hara	Executive Vice President—Corporate Planning and Development and Director	November 5, 2003
* Paul J. Blackney	Director	November 5, 2003
* Shael J. Dolman	Director	November 5, 2003
* Ian D. Highet	Director	November 5, 2003
* James W. Leech	Director	November 5, 2003

* Dean G. Metcalf	Director	November 5, 2003
* Paul C. Schorr, IV	Director	November 5, 2003
* Joseph M. Silvestri	Director	November 5, 2003
* David F. Thomas	Director	November 5, 2003
*By:	/s/ DALE MESSICK Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 2003.

WS FINANCING CORP.
By:	/s/ DALE MESSICK
	Name: Title:	Dale Messick Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Rakesh Gangwal	President and Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2003
/s/ DALE MESSICK Dale Messick	Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2003
* M. Gregory O'Hara	Director	November 5, 2003
* Shael J. Dolman	Director	November 5, 2003
* Ian D. Highet	Director	November 5, 2003
* James W. Leech	Director	November 5, 2003
* Dean G. Metcalf	Director	November 5, 2003

* Paul C. Schorr, IV	Director	November 5, 2003
* Joseph M. Silvestri	Director	November 5, 2003
* David F. Thomas	Director	November 5, 2003
*By:	/s/ DALE MESSICK Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 2003.

WORLDSPAN IJET HOLDINGS, LLC
WORLDSPAN XOL LLC
WORLDSPAN BBN HOLDINGS, LLC
WORLDSPAN DIGITAL HOLDINGS, LLC
WORLDSPAN STOREMAKER HOLDINGS, LLC
WORLDSPAN VIATOR HOLDINGS, LLC
WORLDSPAN OPENTABLE HOLDINGS, LLC
WORLDSPAN SOUTH AMERICAN HOLDINGS LLC
WORLDSPAN S.A. HOLDINGS II, LLC

By:	/s/ DALE MESSICK
	Name: Title:	Dale Messick Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Rakesh Gangwal	President (Principal Executive Officer)	November 5, 2003
/s/ DALE MESSICK Dale Messick	Treasurer (Principal Financial and Accounting Officer)	November 5, 2003
/s/ DALE MESSICK Worldspan, L.P.	Sole Member	November 5, 2003
By:	Dale Messick, Senior Vice President and Chief Financial Officer
*By:	/s/ DALE MESSICK Attorney-in-fact

QuickLinks

Table of Additional Registrants
EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES